UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2005

Aon Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Street, Chicago, Illinois		60601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 381-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On October 5, 2005, Aon Corporation (the “Company”) filed a Current Report on Form 8-K (the “October Form 8-K”) pursuant to Item 2.05 regarding certain restructuring activities commenced with respect to the Company’s United Kingdom operations and additional restructuring actions to be taken in the fourth quarter of 2005 and in 2006.  The information contained in the October Form 8-K is incorporated herein by reference.

At the time the Company filed the October Form 8-K, it was unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the additional restructuring actions to be taken in the fourth quarter of 2005 and in 2006.  The Company has now determined that the cumulative pretax charge for the restructuring plan, including the United Kingdom restructuring activities disclosed in the October Form 8-K, will be targeted at approximately $250 million.  This amount includes $110 million for employee termination costs, $94 million for lease consolidation costs, $24 million for asset impairments and $22 million for other costs associated with the restructuring.  The restructuring plan anticipates the elimination of approximately 1,400 positions beginning in the third quarter of 2005 and continuing into 2007, including the 750 United Kingdom positions announced in the October Form 8-K.

Of the total $250 million estimated restructuring charge, approximately $132 million is estimated to be paid in cash payments for severance and other restructuring related expenses.  An additional $94 million (discounted value) is estimated to be paid relating to lease consolidations.

All of the components of the restructuring plan are not finalized and actual total costs and the timing of the costs may vary from the estimated total of $250 million due to changes in the scope or assumptions underlying the plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon CORPORATION

	By:	/s/ David P. Bolger
David P. Bolger
Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Date: November 3, 2005